UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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First Foundation Inc.
(Name of Registrant as Specified In Its Charter)

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On June 12, 2023, First Foundation Inc. (the "Company") issued the following press release in connection with the Company's 2023 Annual Meeting of Stockholders. A copy of the press release can be found below and on its website (www.truthfirstfoundationinc.com).

First Foundation Files Investor Presentation for 2023 Annual Meeting

Urges stockholders to vote FOR the First Foundation current Board of Directors on the BLUE proxy card

DALLAS—(BUSINESS WIRE)—First Foundation Inc. (NASDAQ: FFWM) (“First Foundation” or the “Company”), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with its 2023 Annual Meeting of Stockholders, which is scheduled to be held on Tuesday, June 27, 2023. The full presentation can be found here.

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Key Highlights of the Presentation

●	From First Foundation’s Nasdaq listing in November 2014 through March 2022, before the U.S. Federal Reserve began aggressively raising interest rates, First Foundation’s stock outperformed, reflecting excellent operating results. During that time, First Foundation’s total stockholder return was 174% while the KBW Nasdaq Regional Banking Index rose just 58%. First Foundation rapidly grew its assets while maintaining excellent credit quality, a difficult combination to achieve. This resulted in an improving efficiency ratio, a rising return on average tangible common equity, and strong growth in tangible book value per share. Prior to the Fed tightening cycle, a move that shifted the ground under all regional banks, First Foundation was outperforming peers in many aspects.

●	First Foundation’s Board of Directors (“Board”) and executive management quickly and proactively took decisive action to protect the strength and stability of the business amid the rising rate environment. During the fourth quarter of 2022 when the rapidness of the Fed’s interest rate increases was becoming apparent, First Foundation took proactive steps to mitigate the effects on our business model. These steps included:

o	Suspending almost all lending activity and focusing lending on shorter-maturity and adjustable rate loans;

o	Positioning the Company to maintain focus on client service and our ability to offer solutions to clients, which helped to instill and restore confidence;

o	Implementing a liquidity funding strategy where members of management met twice a week to discuss potential actions and reevaluate our practices;

o	Stabilizing and then attracting new deposits, including adding $138 million in total deposits during the period March 31, 2023 to May 12, 2023;

o	Decreasing our uninsured deposits from 26% as of year-end 2022, to approximately 13% as of May 12, 2023;

o	Maintaining our high underwriting standards, as evidenced by our LTVs of 55.3% for multifamily loans and 54.9% for single-family loans as of May 12, 2023;

o	Maintaining a strong liquidity position of $3.5 billion, with $1.3 billion in cash and securities as of March 31, 2023; and

o	Making the difficult but necessary decision to reduce staffing.

●	Our experienced, diverse, and qualified Board is well-suited to continue overseeing the execution of our strategy. Our directors bring expertise in areas such as finance, banking, real estate, accounting, human resources, and risk management. Among their ranks are the President and CEO of an international consulting firm, the Co-Founder and current President and CEO of a wealth management company, and the COO and CFO for a REIT. John Hakopian, Driver’s target, has extensive experience with the Company as one of the founders of First Foundation Advisors and has grown the business steadily to $5.2B AUM. He oversees the vision, strategy, operations, and development of investment management services for the firm. His investment experience brings insight into macroeconomics, interest rate risks and credit rate risks that make him a valuable member of our Board.

●	We have the proven ability to recruit and retain top-tier directors who can drive value for stockholders. Driver’s candidate lacks the experience and qualifications required of a director of a publicly traded financial services institution. Our ability to proactively add new, independent directors who can offer fresh perspectives is evidenced by our recent appointment of Gabriel Vazquez to the Board. The skills and professional experience of Mr. Vazquez stand in stark contrast to those of Driver Management’s proposed nominee, who we believe lacks the necessary skills and experience required of a director of a publicly traded financial services institution. In addition, there have been several material omissions that Driver and its nominee made, which call into question the willingness of Driver’s nominee to be fully transparent, act ethically, and work constructively with our Board. Our current Board is well-positioned to make the necessary changes without any outside disruption that would be value destructive.

We urge you to support First Foundation by voting “FOR” your incumbent directors Ulrich E. Keller, Jr., Scott F. Kavanaugh, Max A. Briggs, John A. Hakopian, David G. Lake, Elizabeth A. Pagliarini, Mitchell M. Rosenberg, Ph.D, Diane M. Rubin, Jacob P. Sonenshine, and Gabriel V. Vazquez and selecting “WITHHOLD” for the Driver Nominee on your BLUE Proxy Card.

We encourage shareholders to disregard any white proxy card or other solicitation materials sent to you by Driver. Only your latest dated proxy card will be counted at the 2023 Annual Meeting of Stockholders.

For more information about Driver’s misguided campaign against First Foundation, please visit www.truthfirstfoundationinc.com.

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About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this press release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, and other documents we file with the SEC from time to time. We urge readers of this press release to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this press release or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). The Company has filed a definitive proxy statement and a BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants and their direct and indirect interests, by security holdings or otherwise is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the 2023 Annual Meeting. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.ff-inc.com.

Investor and Media Contact:

Shannon Wherry

Director of Corporate Communications

swherry@ff-inc.com

(469) 638-9642